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                                                                    Exhibit 10.8

                                    AGREEMENT

     This Agreement, effective the 31st day of December 2001, between Webb Interactive Services, Inc. ("Webb") and Jabber, Inc. ("Jabber").

     WHEREAS, Webb has rented space to Jabber within its corporate offices located at Suite 600, 1899 Wynkoop, Denver, Colorado 80202 (the "Premises"), and has provided to Jabber the services set forth on Schedule A hereto (the "Shared Services");

     WHEREAS, Webb desires to assign to Jabber the lease for the Premises, dated November 22, 1999, as amended on the date hereof (the "Lease") with 1899 Wynkoop, LLC ("Landlord"); and

     WHEREAS, Jabber is willing to accept such assignment and to assume the Lease and all of Webb's rights and obligations thereunder, subject to the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Sublease. Effective with the assignment of the Lease to Jabber, Webb
        --------
shall sublease space in the Premises from Jabber as follows:

          (a) During the period from January 1, 2002 to October 15, 2002, Webb shall sublease from Jabber approximately 3,500 square feet in the Northeast corner of the Premises which represents the space currently occupied by the employees of Nextron Communications, Inc. ("Nextron") pursuant to that Asset Purchase Agreement between Webb and Nextron dated October 16, 2001, the rent for such space being $10,000 per month and to include the Shared Services. Webb shall be billed separately for long distance telephone charges and parking costs incurred by Nextron's
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               employees occupying such space, such charges to be billed at
               Jabber's cost thereof. Jabber may terminate the lease of this space by giving Webb sixty (60) days' written notice thereof. Rent for this space is payable in advance on the first day of each month.

          (b) During the period from January 1, 2002 to December 31, 2002, Webb shall sublease from Jabber two offices within the Premises as mutually agreed by the parties, the rent for the two offices to be $1,300 per month and to include the Shared Services. Webb shall be billed separately for long distance telephone charges incurred by the occupants of such offices and for parking costs for such employees, such charges to be billed at Jabber's cost thereof. Either party may terminate this lease arrangement commencing October 15, 2002, by giving the other party thirty
               (30) days' written notice thereof. Rent for this space is payable in advance on the first day of each month.

          (c) Webb shall be responsible for insuring its property located in the Premises. In no event shall Jabber have any liability to Webb or any occupants of the space rented by Webb, except for Jabber's gross negligence. In the event of any such liability, Jabber's liability shall be limited to the amount paid by Webb to Jabber pursuant to this sub-lease agreement. In no event will Jabber be liable pursuant to this sub-lease agreement for indirect damages, including, without limitation, consequential damages or lost profits. Webb agrees to enter into a separate sub-lease agreement with Jabber for the above leased space as may be required by the Landlord.

     2. Use of Equipment. During the term of the Lease, Webb shall make
        ----------------
available to Jabber and shall permit Jabber to use any of the equipment owned or leased by Webb which is located in the Premises and which is currently being used to provide the Shared Services (the "Equipment"), provided that Jabber shall pay all out-of-pocket costs associated with maintaining such equipment during the term of the Lease and shall provide the personnel required to service and operate such equipment, to the same extent as Webb has provided such maintenance and services prior to the assignment of the Lease. For any such equipment which is rented or leased by Webb or the services for which are being provided pursuant to agreements between the vendor and Webb, Jabber

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shall, to the extent it is possible to do so, be substituted for Webb and assume its rights and obligations thereunder within a reasonable period of time following the assignment of the Lease. Further, the use of any such equipment by Jabber shall be in accordance with and subject to the terms of any existing lease or other agreement for the use of the equipment.

     3. Improvements to Premises. Effective with the assignment of the Lease,
        ------------------------
Webb transfers and assigns to Jabber any and all of its right, title and interest in the alterations, improvements and additions to the Premises.

     4. Furniture. All furniture currently located in the Premises which is
        ---------
owned by Webb shall remain the property of Webb (the "Furniture"). During the term of the Lease, Webb shall make available to Jabber, and shall permit Jabber to use at no cost or charge to Jabber, such pieces of the Furniture as Jabber reasonably requires to occupy and use the Premises. Within thirty (30) days of the assignment of the Lease, Jabber and Webb shall identify any of the Furniture that is not now-required or expected to be required by Jabber in the future in connection with the occupancy of the Premises (the "Excess Furniture"). Following identification of the Excess Furniture, Webb shall have the right to remove the Excess Furniture from the Premises and to sell or dispose of the Excess Furniture.

     5. Option to Acquire Furniture and Equipment. Upon termination of the
        -----------------------------------------
Lease, Jabber shall have the option to acquire the Furniture, including any Excess Furniture not previously sold by Webb, and the Equipment at the lesser of the then book value for the Furniture and Equipment as reflected in Webb's financial statements or the then fair market value for the Furniture and Equipment. If Webb and Jabber cannot

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agree on the fair market value for the Furniture and Equipment, they shall mutually select an independent appraiser to determine the fair market value for the Furniture and Equipment. The appraiser's determination of the fair market value for the Furniture and Equipment shall be binding on both Webb and Jabber. Webb and Jabber shall each pay 50% of the cost of the appraisal.

     6. 2001 Operating Expenses. Webb shall promptly reimburse Jabber for any
        -----------------------
Operating Expenses (as defined in the Lease) for calendar year 2001 which Jabber is required to pay in accordance with the Assignment and Assumption of the Lease.

     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

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                                            WEBB INTERACTIVE SERVICES, INC.


                                            By       /s/ William R. Cullen
                                               ---------------------------------
                                                Its  CEO
                                                    ----------------------------


                                            JABBER, INC.


                                            By       /s/ Gwenael Hagen
                                               ---------------------------------
                                                Its  CFO
                                                    ----------------------------

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                                   SCHEDULE A
                                   ----------

                                 SHARED SERVICES

PBX circuit
PBX trunk lines
Modem pool trunk lines
Modem pool
T-3 facility charge
Analog circuit
Internet access
Frame relay circuit
Soda
Coffee
Water service
Office supplies
Office maintenance
Office equipment and copier usage
Copier supplies
Postage (excluding overnight mailings, bulk mailings and alike)

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